FIRST AMENDMENT TO THE
                DIVIDEND DISBURSING AND TRANSFER AGENT AGREEMENT

This First Amendment ("Amendment") to that certain Dividend Disbursing and Transfer Agent Agreement ("Agreement") dated October 26, 2005 by and between the GIORDANO INVESTMENT TRUST ("Trust"), a Delaware statutory trust, and NORTH CAROLINA SHAREHOLDER SERVICES, LLC, a North Carolina limited liability company d/b/a NC Shareholder Services ("Transfer Agent") is made and entered into this 28th day of February, 2006.

WHEREAS,   the  Trust  and  the  Transfer   Agent  wish  to  make  explicit  the
confidentiality obligations that the parties have previously understood to be required by the Agreement;

NOW THEREFORE, the Trust and the Transfer Agent do mutually promise and agree as follows:

1. The Transfer Agent agrees, on behalf of itself and its officers, directors, agents and employees, to treat as confidential all records and other information relative to the Trust and its prior, present, or future shareholders and to not use such records and information for any purpose other than performance of its responsibilities and duties under the Agreement, except after prior notification to and approval in writing by the Trust. Notwithstanding the forgoing, the Transfer Agent may divulge such confidential records and information where the Transfer Agent (i) in good faith believes it may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested by duly constituted authorities, (iii) when so requested by the Trust's investment adviser(s), distributor, custodian, outside legal counsel or independent public accountants, or (iv) when so requested by the Trust. For purposes of this section, the following records and other information shall not be considered confidential: (a) any record or other information which is or becomes publicly available through no fault of the Transfer Agent; (b) any record and other information which is released by the Trust in a public release; (c) any record or other information which is lawfully obtained from third parties who are not under an obligation to keep such information confidential; or (d) any record or other information previously known by the Transfer Agent.

2. Except as specifically set forth above, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

GIORDANO INVESTMENT TRUST


By:   /s/ Joseph A. Giordano
      _________________________________
Name:  Joseph A. Giordano
Title:    Chairman


NORTH CAROLINA SHAREHOLDER SERVICES, LLC
D/B/A NC SHAREHOLDER SERVICES


By:   /s/ Jason B. Edwards
      _________________________________
Name: Jason B. Edwards
Title:    Managing Director